Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Amílcar L. Jordán VP and Chief Financial Officer (787) 749-4949	Kathy Waller AllWays Communicate, LLC (312) 543-6708

Triple-S Management Corporation Announces the Appointment
of Chief Medical Officer

SAN JUAN, Puerto Rico, July 16, 2015 – Triple-S Management Corporation (NYSE:GTS), one of the leading managed care companies in Puerto Rico, today announced the appointment of Dr. José E. Novoa-Loyola as Chief Medical Officer, effective immediately. Dr. Novoa-Loyola is a well-respected cardiologist, who before joining Triple-S served as medical director of the Cardiovascular Center of Puerto Rico and the Caribbean, as well as head of the cardiology department at this important institution. He is also a member of the medical faculty at the School of Medicine of the University of Puerto Rico and the San Pablo Hospital. Dr. Novoa-Loyola is certified by the Board of Cardiovascular Disease and the American Board of Internal Medicine. He studied medicine at the School of Medicine of the University of Puerto Rico, completed his residency at the University District Hospital at the Puerto Rico Medical Center, and completed training in echocardiography at the Mayo Clinic in Rochester, Minnesota.

Roberto García-Rodríguez, Triple-S Management’s chief operating officer, commented, “We are delighted that a physician of Dr. Novoa-Loyola’s caliber is joining the Triple-S team. In this newly created position, he will report to me and be responsible for reviewing and fine tuning medical management strategies companywide, as well as formulating corporate medical policy. His proven record at the helm of one of Puerto Rico’s preeminent cardiovascular centers, comprehensive medical skills, and high ethical standards will be a welcome addition as we strive to further fortify our executive staff.”

About Triple-S Management Corporation

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is one of the leading players in the managed care industry in Puerto Rico. Triple-S Management has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico, the U.S. Virgin Islands, and Costa Rica. With more than 50 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the Commercial and Medicare Advantage markets under the Blue Cross Blue Shield marks. In addition to its managed care business, Triple-S Management provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico.

For more information about Triple-S Management, visit www.triplesmanagement.com or contact kwaller@allwayscommunicate.com.

###